UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of

the Securities Exchange Act of 1934

Eastman Kodak Company

(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street, Rochester, New York	14650
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 724-4000

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-190957

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share

Warrants to purchase Common Stock, $0.01 par value per share, exercisable on or before September 3, 2018

Item 1. Description of Registrant’s Securities to be Registered.

As previously reported, on January 19, 2012, Eastman Kodak Company (the “Company”) and its certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 12-10202 (ALG). On August 23, 2013, the Bankruptcy Court confirmed the revised First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates (the “Plan”). Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934 (the “Act”) a new class of common stock of the Company, par value $0.01 per share, initially issued pursuant to the Plan upon its effectiveness (the “Common Stock”), warrants to purchase shares of Common Stock at an exercise price of $14.93 (the “125% Warrants”) and warrants to purchase shares of Common Stock at an exercise price of $16.12 (the “135% Warrants”, together with the 125% Warrants, the “Warrants”). All previously issued and outstanding shares of the Company’s common stock and all other previously issued and outstanding Equity Interests in the Debtors were cancelled upon the effectiveness of the Plan.

Common Stock

Reference is made to the information set forth in Item 4 of the Company’s registration statement on Form S-8, filed September 3, 2013, which information is incorporated by reference herein.

Warrants

On the Effective Date of the Plan, the Company entered into a warrant agreement (the “Warrant Agreement”) with ComputerShare Trust Company, N.A. and ComputerShare Inc., as warrant agent (the “Warrant Agent”). The below description of the Warrant Agreement is qualified in its entirety by reference to the Warrant Agreement, which is incorporated by reference herein. A copy of the Warrant Agreement is attached hereto as Exhibit 4.2.

In accordance with the Plan, the Company will issue, to the Holders of General Unsecured Claims and the Retiree Settlement Unsecured Claim, net-share-settled Warrants to purchase: (i) an aggregate of 2,085,008 shares of Common Stock at an exercise price of $14.93 and (ii) an aggregate of 2,085,008 shares of Common Stock at an exercise price of $16.12, in each case subject to certain antidilution adjustments and other applicable terms of the Warrant Agreement (the common stock issuable upon exercise of Warrants, the “Underlying Common Stock”). All unexercised Warrants shall expire, and the rights of Holders of such Warrants to purchase Underlying Common Stock shall terminate, at the close of business on September 3, 2018.

No Rights as Shareholders. Prior to the exercise of the Warrants, no holder of Warrants (solely in its capacity as a holder of Warrants) is entitled to any rights as a shareholder of the Company, including, without limitation, the right to vote on Company matters, to exercise any preemptive rights to which holders of Common Stock may be entitled, to receive notice of any meeting of shareholders of the Company for the election of directors or any other matter, or to receive notice of any proceedings of the Company.

Adjustments. The number of shares of Underlying Common Stock for which a Warrant is exercisable, and the exercise price of such Warrant (the “Exercise Price”) are subject to adjustment from time to time pursuant to the Warrant Agreement upon the occurrence of certain events, including the payment of dividends to the holders of Common Stock; a subdivision of the Company’s outstanding shares of Common Stock into a larger number of shares of Common Stock or a combination of the Company’s outstanding shares of Common Stock into a smaller number of shares of Common Stock; the consummation of a tender offer or exchange offer for all of a portion of the Common Stock for consideration exceeding the fair market value of the Common Stock; or the distribution to the holders of Common Stock of rights to purchase Common Stock for a per-share price less than the fair market value of the Common Stock.

Reorganization or Other Events; Cash Redemption Right. Upon the occurrence of certain events constituting a reorganization, recapitalization, reclassification, consolidation, merger or similar event, each holder of a Warrant will, at the election of the company, have the right to receive, upon exercise of a Warrant, an amount of securities, cash or other property (“Consideration”) received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such event, provided that, at the Company’s election upon the occurrence of such event, the Company may pay to such holder a cash amount equal to the fair market value of such Consideration (other than publicly held stock) received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such event, and, to the extent the Consideration received in connection with such event includes publicly held stock, such Warrant shall remain outstanding and shall be exercisable for such publicly held stock, as adjusted pursuant to the Warrant Agreement.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed September 3, 2013).

3.2	Second Amended and Restated By-Laws of Eastman Kodak Company (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8 filed September 3, 2013).

4.1	Registration Rights Agreement between Eastman Kodak Company and certain stockholders listed on Schedule 1 thereto, dated as of September 3, 2013.

4.2	Warrant Agreement between Eastman Kodak Company and ComputerShare Trust Company, N.A. and ComputerShare Inc. as Warrant Agent, dated as of September 3, 2013.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2013

EASTMAN KODAK COMPANY

By:	/s/ Patrick M. Sheller
Patrick M. Sheller

Senior Vice President

General Counsel, Secretary & Chief Administrative Officer

Exhibit Index.

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed September 3, 2013).

3.2	Second Amended and Restated By-Laws of Eastman Kodak Company (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8 filed September 3, 2013).

4.1	Registration Rights Agreement between Eastman Kodak Company and certain stockholders listed on Schedule 1 thereto, dated as of September 3, 2013.

4.2	Warrant Agreement between Eastman Kodak Company and ComputerShare Trust Company, N.A. and ComputerShare Inc. as Warrant Agent, dated as of September 3, 2013.